Exhibit 10.6

BUSINESS BANK OF CALIFORNIA
SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is adopted this              day of                                   , 2003, by and between BUSINESS BANK OF CALIFORNIA, a state-chartered commercial bank located in San Bernardino, California (the “Company”), and ALAN J. LANE (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive’s life.  The Company will pay life insurance premiums from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1                               “Cause” means: (a) regulatory suspension or removal of the Executive from duty with the Company; (b) gross and consistent dereliction of duty by the Executive; (c) breach of fiduciary duty involving personal profit by the Executive; (d) willful violation of any banking law or regulation; or (e) conviction of a felony or crime of moral turpitude.

1.2                               “Change of Control” means the occurrence of any of the following:

(a)               an “acquisition of control” of the Company as such term is used under the Change in Bank Control Act, as amended (12 U.S.C. § 1817(j)), and related regulations of the Federal Reserve Board, which is not rebutted in the manner provided for therein;

(b)              any merger, consolidation or share exchange of the Company where the Company is not the survivor of such merger or consolidation,  the Company issues an amount of capital stock (other than in a bona fide public offering) equal in voting power to 50% or more of the then outstanding common stock of the Company, or the then outstanding common stock of the Company is converted into or exchanged for cash or any other form or kind of security, regardless of the issuer thereof;

(c)               the Company shall sell all or a majority of its assets or its deposit liabilities;

(d)              three or more persons other than those nominated by the Board of Directors of the Company shall be elected to the Board of Directors of the Company; or

(e)               the Company shall have entered into any understanding or agreement which if consummated would reasonably lead to the occurrence of one or more of the foregoing items (a) through (d).

1.3                               “Death Proceeds Benefit” has the meaning set forth on Exhibit A hereto.

1.4                               “Due to Change of Control” means a Termination of Employment that occurs within twelve (12) months following a Change of Control for any reason other than Cause or Due to Disability.

1.5                               “Due to Disability” means a Termination of Employment that occurs due to the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, by the Social Security Administration or, at the request of the Executive, by a licensed physician selected by the Company, to be a disability rendering the Executive totally and permanently disabled.  The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.6                               “Insurer” means each life insurance carrier for which there is a Split Dollar Policy Endorsement/Beneficiary Designation attached to this Agreement.

1.7                               “Involuntary” means terminated by the Company (rather than by the Executive) prior to the Normal Retirement Age for any reason other than (a) Cause, (b) Due to Disability or (c) or Due to Change of Control.

1.8                               “Normal Retirement Age” means the Executive attaining 55 years of age.

1.9                               “Policy” means the specific life insurance policy or policies issued by the Insurer.

1.10                           “Termination of Employment” means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of an approved leave of absence.

Article 2

Policy Ownership/Interests

2.1                               Company Ownership.  The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership.  The Company shall be the beneficiary of the remaining death proceeds of the Policy after the interest of the Executive or the Executive’s transferee has been paid according to Section 2.2 below.

2.2                               Executive’s Interest.  The beneficiary designated by the Executive on the Split

Dollar Policy Endorsement/Beneficiary Designation attached hereto as Exhibit B shall have the right to receive the Death Proceeds Benefit (in the amount set forth in Exhibit A) provided that the death of the Executive occurs: (a) while the Executive is employed by the Company, (b) after a Termination of Employment that occurs on or after the Normal Retirement Age for any reason other than for Cause, or (c) after a Termination of Employment that occurs prior to the Normal Retirement Age that is (i) Due to Disability, (ii) Due to Change of Control or (iii) Involuntary.  The Executive shall also have the right to elect and change settlement options that may be permitted by the Insurer.  Unless one of the foregoing conditions is met, then the Executive, the Executive’s beneficiary and their respective successors and assigns shall have no rights or interest in the Policy and no Death Proceeds Benefit shall be paid under this Section 2.2.

2.3                               Option to Purchase.  The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of 60 days from written notice of such intention.  The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

2.4                               Comparable Coverage.  Upon execution of this Agreement, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Executive’s interest in the Policy, unless this Agreement is terminated in accordance with Article 7 or the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Executive execute a new Split Dollar Policy Endorsement/Beneficiary Designation for said comparable insurance policy.  The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3

Premiums

3.1                               Premium Payment.  The Company shall pay any premiums due on the Policy; provided that Company shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement, including, without limitation, payment of premiums.

3.2                               Economic Benefit.  The Company shall determine the economic benefit attributable to the Executive based on the amount of the current term rate for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary.  The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

3.3                                 Imputed Income.  The Company shall impute the economic benefit to the Executive on an annual basis.

Article 4

Assignment

The Executive shall not have any right to assign his rights and duties hereunder without the prior written consent of the Company.

Article 5

Insurer

The Insurer shall be bound only by the terms of the Policy.  Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons.  The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims and Review Procedure

6.1                                 Claims Procedure.  Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

6.1.1                        Initiation - Written Claim.  The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2                        Timing of Company Response.  The Company shall respond to such claimant within 90 days after receiving the claim.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3                        Notice of Decision.  If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                  The specific reasons for the denial,

(b)                                 A reference to the specific provisions of this Agreement on which the denial is based,

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)           An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

(e)                                  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2                                 Review Procedure.  If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1                        Initiation - Written Request.  To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2                        Additional Submissions - Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3                        Considerations on Review.  In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4                        Timing of Company Response.  The Company shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5                        Notice of Decision.  The Company shall notify the claimant in writing of its decision on review.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial,

(b)           A reference to the specific provisions of this Agreement on which the denial is based,

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive; provided, however, that this Agreement will automatically terminate upon the first to occur of (a) the distribution of the death proceeds in accordance with Article 2, (b) the Executive’s employment is terminated prior to the Normal Retirement Age by the Executive other than Due to Disability or Due to Change of Control or (c) anything herein to the contrary notwithstanding, the Executive experiences a Termination of Employment for Cause at any time.

Article 8

Miscellaneous

8.1                               Binding Effect.  This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2                               No Guarantee of Employment.  This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3                               Applicable Law.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America.

8.4                               Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5                               Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6                               Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.7                               Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)                                Interpreting the provisions of this Agreement;

(b)           Establishing and revising the method of accounting for this Agreement;

(c)           Maintaining a record of benefit payments; and

(d)           Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

8.8                               Named Fiduciary.  The Company shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.9                               Withholding.  The Company may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the applicable taxing authority.

8.10                         Counterparts.  This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

8.11                         No Trust.  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive, the Executive’s designated beneficiary or any other person.

8.12                         Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

8.13                         Confidentiality.  The terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of Executive and the Executive agrees that he shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his financial and professional advisors unless required to do so by a court of competent jurisdiction.

8.14                         Arbitration; Jury Trial Waiver.

8.14.1                  Except as otherwise expressly provided herein or in any other subsequent written agreement between the Executive and the Company, any controversy or claim between the Executive and the Company, or between the respective successors or assigns of either, or between the Executive and any of the Company’s officers, employees, agents or affiliated entities, arising out of or relating to this Agreement or any representations, negotiations, or discussions leading up to this Agreement or any relationship that results from any of the foregoing, whether based on contract, an alleged tort, breach of warranty, or other legal theory (including claims of fraud, misrepresentation, suppression of material fact, fraud in the inducement, and breach of fiduciary obligation), and whether based on acts or omissions occurring or existing prior to, at the time of, or after the execution of this Agreement and whether asserted as an original or amended claim, counterclaim, cross-claim, or otherwise, shall be settled by binding arbitration pursuant to the Federal Arbitration Act (“FAA”), 9 U.S.C. Section 1, et seq.; provided, however, that resort to arbitration as provided in this Section 8.13 may only be had after exhaustion of the claims procedure described in Article 6.  The arbitration shall be administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any dispute regarding whether a particular claim is subject to arbitration will be decided by the arbitrator.  Any court of competent jurisdiction may compel arbitration of claims pursuant to this Agreement.

8.14.2                  The arbitrator shall be a practicing attorney or retired judge.  The arbitrator’s award must be based on substantial evidence, and the arbitrator shall award only such remedy or relief as a court of competent jurisdiction could properly award under applicable law.  The initiation of arbitration in the manner provided in the Rules shall be deemed the commencement of an action for purposes of any applicable statute of limitation.  The arbitrator is empowered to decide (by documents only, or after a preliminary hearing, at the arbitrator’s discretion) any pre-hearing motion which is substantially similar to a motion to dismiss for failure to state a claim or a motion for summary judgment.  Claims of or on behalf of other persons shall not be considered by the arbitrator or consolidated with the arbitration proceedings pursuant to this paragraph, unless all parties consent in writing.  At the written request of a party made prior to the time the award is made, the arbitrator shall specify the factual and legal bases for the award.

8.14.3                  The arbitrator may award to the prevailing party pre-and post-award expenses of the arbitration, including the arbitrator’s fees and travel expenses, administrative fees, out-of-pocket expenses such as copying and telephone, court costs, witness fees, stenographer’s fees, and (if allowed by applicable law) attorneys’ fees.  Otherwise, the parties will share equally the arbitrator’s fee and travel expenses and administrative fees, and each party will bear its own expenses.

8.14.4                  This agreement to arbitrate disputes will survive the payment of all obligations under this Agreement, the termination of this Agreement and termination or performance of any transactions contemplated hereby between the Executive and the Company, and will continue in full force and effect unless the Executive and the Company otherwise expressly agrees in writing.  The Executive and the Company acknowledge that the transaction contemplated by this Agreement involves “commerce,” as that term is defined in the FAA.

8.14.5      By entering into this Agreement, the Executive and the Company agree and acknowledge that:

(a)   by agreeing to arbitrate disputes, the Executive and the Company are giving up the right to trial in a court and THE RIGHT TO TRIAL BY JURY of all claims that are subject to arbitration under this Agreement;

(b)   grounds for appeal of the arbitrator’s decision are very limited; and

(c)   in some cases the arbitrator may be employed by, or may have worked closely with, a business in the same or a related type of business as the business engaged in by the Executive or the Company.

8.14.6     THE EXECUTIVE AND THE COMPANY HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ALL DISPUTES, CONTROVERSIES AND CLAIMS BY, BETWEEN OR AGAINST THE EXECUTIVE OR THE COMPANY, WHETHER THE DISPUTE, CONTROVERSY OR CLAIM IS SUBMITTED TO ARBITRATION OR IS DECIDED BY A COURT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties execute this Agreement the day and year first above written.

EXECUTIVE:	COMPANY:

BUSINESS BANK OF CALIFORNIA

By
Alan J. Lane
Title

Exhibit A

Death Proceeds Benefit

A.            If the death of the Executive occurs:

(a)           while the Executive is employed by the Company;

(b)           after a Termination of Employment that occurs on or after the Normal Retirement Age for any reason other than for Cause; or

(c)           after a Termination of Employment that occurs prior to the Normal Retirement Age that is (i) Due to Disability or (ii) Due to Change of Control;

then the “Death Proceeds Benefit” shall be a portion of the death proceeds from the Policy equal to One Million Dollars ($1,000,000).

OR

B.            If the death of the Executive occurs after a Termination of Employment that (i) occurs prior to the Normal Retirement Age and (ii) is Involuntary, then the “Death Proceeds Benefit” shall be a portion of the death proceeds from the Policy based on the age of the Executive at time of the Termination of Employment determined as follows:

Age of the Executive	Death Proceeds Benefit

41	$0
42	$71,400
43	$142,800
44	$214,200
45	$285,600
46	$357,000
47	$428,400
48	$499,800
49	$571,200
50	$642,600
51	$714,000
52	$785,400
53	$856,800
54	$928,200

Exhibit B

Beneficiary Designation

Primary Beneficiary(ies):

Full Name:	Debbie Lane
Relationship to Insured: Wife
Full Address:	41090 Avenida Verde
Temecula, CA 92591
Date of Birth: / /
Social Security Number: - -

Full Name:
Relationship to Insured:
Full Address:

Date of Birth: / /
Social Security Number: - -

Full Name:
Relationship to Insured:
Full Address:

Date of Birth: / /
Social Security Number: - -

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above.  Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death.  In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate.  In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Contingent Beneficiary (if the Primary(ies) were deceased):

Full Name:	Alan Lane, Jr., Adam Lane, Christopher Lane, Katelyn Lane,
Mary Lane (equally)
Relationship to Insured: children
Full Address:	41090 Avenida Verde
Temecula, CA 92591
Date of Birth: / /
Social Security Number: - -

Dated this day of , 200 .

Alan J. Lane